                                                            PART II - EXHIBIT 12
                                                            --------------------

                     FORTUNE BRANDS, INC. AND SUBSIDIARIES
        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollar amounts in millions)

                                                                                                         Six Months
                                                                                                           Ended
                                                                      Years Ended December 31,            June 30,
                                                         ---------------------------------------------   ----------
                                                           1995        1996     1997     1998    1999       2000
                                                         --------    -------  -------  ------  -------   ----------
Earnings Available:
 Income (loss) from continuing operations
  before income taxes, minority
  interest and extraordinary items...............         $358.9      $340.1   $145.2  $516.4  $(725.2)      $273.7

 Less:  Excess of earnings over
     dividends of less than
     fifty percent owned
     companies...................................            0.2         0.2      0.2     0.2      0.2         (0.1)
   Capitalized interest..........................              -         0.3        -       -      4.1         (0.6)
                                                          ------      ------  -------  ------  -------   ----------
                                                           358.7       339.6    145.0   516.2   (720.9)       274.4
                                                          ======      ======  =======  ======  =======   ==========

Fixed Charges:

 Interest expense (including
  capitalized interest) and
  amortization of debt discount
  and expenses...................................          147.1       172.6    122.4   105.4    113.9         66.3
 Portion of rentals representative
  of an interest factor..........................           13.5        15.1     14.7    17.0     19.0          8.3
                                                          ------      ------  -------  ------  -------   ----------
    Total Fixed Charges..........................          160.6       187.7    137.1   122.4    132.9         74.6
                                                          ------      ------  -------  ------  -------   ----------
    Total Earnings Available.....................         $519.3      $527.3   $282.1  $638.6  $(588.0)      $349.0
                                                          ======      ======  =======  ======  =======   ==========
Ratio of Earnings to Fixed Charges...............           3.23        2.81     2.06    5.22       (A)        4.68
                                                          ======      ======  =======  ======  =======   ==========

(A) As a result of the loss reported for the year ended December 31, 1999, earnings were insufficient to cover fixed charges by $588.0 million.

     Included in earnings was a second quarter 1999 goodwill write-down of $1,126 million as disclosed in Note 2 of the Company's Condensed Consolidated Financial Statements. If the write-down were excluded from earnings, the ratio of earnings to fixed charges for the year ended December 31, 1999 would have been 4.05.